NorthWestern Corporation
d/b/a NorthWestern Energy
125 S. Dakota Ave.
Sioux Falls, SD 57104
www.northwesternenergy.com

News Release	NASDAQ: NWEC
FOR IMMEDIATE RELEASE

Media Relations Contact:	Investor Relations Contact:
Claudia Rapkoch	Dan Rausch
(406) 497-2841	(605) 978-2902
claudia.rapkoch@northwestern.com	dan.rausch@northwestern.com

NORTHWESTERN REPORTS FIRST QUARTER 2006 FINANCIAL RESULTS

Declares Dividend of 31 Cents per Share, Payable on June 30, 2006

Reaffirms EPS Guidance for 2006

SIOUX FALLS, S.D. – May 4, 2006 – NorthWestern Corporation d/b/a NorthWestern Energy (NASDAQ: NWEC) today reported financial results for the quarter ended March 31, 2006.

Highlights for the quarter include:

•	Consolidated income from continuing operations for the quarter ended March 31, 2006, increased $2.6 million or $.07 per share over the quarter ended March 31, 2005.
•

Consolidated net income was $21.0 million or $.59 per basic share and $.58 per diluted share for the quarter ended March 31, 2006, compared with consolidated net income of $18.9 million for the quarter ended March 31, 2005.

This improvement for the first quarter of 2006 primarily resulted from a decrease in interest expense and a gain on an interest rate swap, offset by a decrease in gross margin and an increase in operating expenses compared with the first quarter of 2005.

“NorthWestern’s first quarter results reflect the continued improvement in the Company’s operating and financial health. We are committed to building on this quarter for the year ahead as we serve the communities in which we operate,” said Michael J. Hanson, President and Chief Executive Officer of NorthWestern. “On another note, we are pleased to have recently concluded the strategic review and have spent the last week ensuring that we have met with and notified NorthWestern’s various stakeholders. We look forward to further meetings with regulators and other interested parties over the coming months.”

Consolidated revenues for the quarter ended March 31, 2006, were $361.5 million, an increase of 8.9 percent, compared with $332.1 million for the quarter ended March 31, 2005. This increase was primarily due to higher supply costs of approximately $36.4 million in the Company’s regulated electric and natural gas segments, which are collected in rates from customers. In addition, intersegment eliminations decreased $8.3 million due to decreased sales by the Company’s unregulated segments to the regulated segments. Primarily offsetting the increase in revenue was a decrease of $15.6 million in the Company’s unregulated natural gas segment due to the transition of certain customers to other commodity suppliers.

Consolidated gross margin for the quarter ended March 31, 2006, was $141.8 million, a 2.0 percent decrease, compared with $144.7 million for the quarter ended March 31, 2005. Margin in the regulated electric segment decreased $5.3 million in the first quarter of 2006 primarily due to the fact that the first quarter of 2005 included a $4.9 million gain related to a Qualifying Facility (QF) contract amendment. In addition, during March 2006, the Company signed a stipulation with the Montana Consumer Counsel to settle various issues raised relative to the Company’s 2005 and 2006 electric tracker filings, resulting in a loss of $4.1 million. The Company also experienced a reduction of $1 million in regulated gas margins primarily due to warmer weather in the first quarter of 2006. These decreases were partially offset by higher transmission and distribution margins of approximately $1 million and an increase in the unregulated electric segment margins of $3.3 million primarily due to higher average rates.

Consolidated operating expenses were $99.6 million for the quarter ended March 31, 2006 as compared with $96.9 million in the same period in 2005. This increase was primarily due to $1.3 million in higher property taxes due to a higher valuation assessment and increased mill levies in the Montana service territory, and a $1.7 million increase in the Company’s allowance for uncollectible accounts due to increases in past due customer account balances.

Consolidated interest expense for the quarter ended March 31, 2006, was $14.4 million, a decrease of $1.9 million, or 11.7%, from the same period in 2005. This decrease was primarily attributable to a $94 million decrease in debt in 2005.

Consolidated investment and other income for the quarter ended March 31, 2006, was $5.3 million, an increase of $4.7 million from the same period in 2005. This increase was primarily due to a gain related to an interest rate swap.

Consolidated provision for income taxes for the quarter ended March 31, 2006, was $12.0 million as compared with $13.7 million in 2005. The Company’s effective tax rate for the first quarter 2006 was 36.5% as compared with 42.6% for the first quarter of 2005. Many of the professional fees associated with the Company’s reorganization were not deductible for tax purposes, which increased the effective tax rate in 2005.

Results from Regulated Operations

NorthWestern’s regulated electric operations reported revenues of $168.1 million for the quarter ended March 31, 2006, up 8.9 percent, compared with $154.4 million for the quarter ended March 31, 2005. This increase was primarily due to higher supply costs that are collected in rates from customers.

Regulated electric gross margin for the quarter ended March 31, 2006, was $79.0 million, down 6.3 percent, compared with $84.3 million for the quarter ended March 31, 2005. This decrease primarily resulted from the fact that the first quarter of 2005 included a $4.9 million gain related to a QF contract amendment. In addition, during March 2006, the Company signed a stipulation with the Montana Consumer Counsel to settle various issues raised relative to the 2005 and 2006 electric tracker filings, resulting in a loss of $4.1 million.

Regulated retail electric volumes for the quarter ended March 31, 2006, totaled 2,461,206 MWH, which increased slightly as compared with 2,448,688 MWH in the same period in 2005, due primarily to a 1.7% increase in customer growth. Regulated wholesale electric volumes in the first quarter of 2006 were 69,872 MWH, a slight decrease from 70,553 MWH in the same period in 2005.

Regulated natural gas revenues were $158.4 million for the quarter ended March 31, 2006, up 14.3 percent, compared with $138.6 million for the quarter ended March 31, 2005. The increase in revenues was due primarily to a $35.3 million increase in gas supply costs, offset by a $10.5 million decrease due to lower gas supply volumes.

Regulated natural gas gross margin was $39.2 million for the quarter ended March 31, 2006, compared with $40.2 million for the quarter ended March 31, 2005. The decrease was primarily due to warmer weather.

Regulated retail natural gas volumes were 11,829,245 MMbtu (million British Thermal Units) during the quarter ended March 31, 2006, compared with 12,939,339 MMbtu or an 8.6% decline from the same period in 2005. This decline was due primarily to warmer weather in all regulated markets.

Results from Unregulated Operations

Unregulated electric revenues were $24.8 million for the quarter ended March 31, 2006, compared with $21.5 million for the quarter ended March 31, 2005. This increase was primarily due to $4.2 million in higher average prices partially offset by a $1.0 million decrease due to lower volumes resulting from unscheduled maintenance.

Gross margin from unregulated electric operations was $21.4 million for the quarter ended March 31, 2006, compared with $18.1 million for the quarter ended March 31, 2005, primarily due to higher average rates. In addition, an increase in supply costs in the current year was partially offset by a $1.3 million reduction to cost of sales related to the settlement of put options.

Unregulated electric volumes were 421,205 MWH in the first quarter of 2006, compared with 445,582 MWH in the same period in 2005. This decrease was primarily due to unscheduled maintenance in 2006.

Unregulated natural gas revenues were $34.7 million for the quarter ended March 31, 2006, compared with $50.3 million for the same period in 2005 due primarily to certain customers contracting directly with other providers for their commodity supply needs.

Unregulated natural gas gross margin for the quarter ended March 31, 2006 increased to $2.7 million, as compared with $2.5 million for the quarter ended March 31, 2005.

Unregulated wholesale natural gas volumes delivered totaled 5,539,174 MMbtu for the quarter ended March 31, 2006, compared with 7,002,384 MMbtu for the same period in 2005. This decrease was due primarily to unplanned outages at various ethanol facilities in South Dakota and the transfer of certain customers to the regulated natural gas segment.

Liquidity and Capital Resources

As of March 31, 2006, cash and cash equivalents were $12.0 million compared with $2.7 million at Dec. 31, 2005. Availability under the revolving facility was $151.4 million as of March 31, 2006, compared with $91.4 million as of December 31, 2005.

Cash provided by continuing operations totaled $77.6 million during the quarter ended March 31, 2006, compared with $104.5 million during the quarter ended March 31, 2005. This decrease in operating cash flows was primarily related to larger uncollected energy supply costs, which the Company ultimately expects to collect. In addition, cash flows from operations during the first quarter of 2005 include cash provided of $13.3 million due to improved credit terms reflected in the reduction of prepaid energy supply.

On March 15, 2006, an arbitration panel concluded that the Company was entitled to payment of approximately $9.5 million from an insurance provider. This conclusion relates to an insurance coverage dispute over a settlement that occurred in 2002. The insurance provider has agreed to pay the Company during the third quarter of 2006, and the Company expects to record a pretax gain of approximately $9.5 million in the third quarter of 2006 after receiving payment from the insurance provider.

The common stock repurchase program announced during the fourth quarter of 2005 allows the Company to repurchase up to $75 million of common stock. NorthWestern has repurchased approximately $6.5 million of common stock as of April 30, 2006. The Company has cancelled the common stock repurchase program.

2006 Earnings Guidance Reaffirmed

NorthWestern reaffirmed its estimate for 2006 basic earnings of between $1.70 to $1.90 per share from continuing operations.

The guidance assumes normal weather for the remainder of the year in the Company’s electric and natural gas service areas and excludes any potential impact from nonordinary course litigation and costs related to the strategic review process. The earnings guidance provided does not take into consideration the share repurchase program.

Strategic Review Update

In 2005, Northwestern received informal proposals from parties who were interested in buying the Company. In keeping with its fiduciary duties, the Board of Directors directed senior management and its financial advisor to commence an evaluation of all strategic alternatives to maximize value for all shareholders. In addition, early in 2006 the Board of Directors established a Mergers and Acquisitions Committee. In connection with its review, Northwestern identified and invited interested parties to submit formal acquisition proposals. All interested parties were invited to perform due diligence, and the Board’s financial advisor and senior management actively engaged with the bidders as they considered their final offers.

On April 25, 2006, Northwestern announced that a definitive agreement had been reached with Babcock & Brown Infrastructure Limited (BBI), an infrastructure investment company listed on the Australian Stock Exchange, under which BBI will acquire NorthWestern Corporation in an all-cash transaction at $37 per share. Based upon the number of shares outstanding on April 25, 2006, the transaction is valued at approximately $2.2 billion, including the assumption of outstanding debt. The transaction is conditioned upon approval by the shareholders of NorthWestern, receipt of a number of federal and state regulatory approvals, and satisfaction of other customary closing conditions. In connection with the proposed transaction, NorthWestern will file a proxy statement with the SEC. The transaction is expected to be completed in 2007. Upon closing, NorthWestern’s common stock will cease to be publicly traded.

Board Declares Dividend of 31 Cents Per Share

NorthWestern’s Board of Directors declared a quarterly common stock dividend of 31 cents per share payable on June 30, 2006, to common shareholders of record as of June 15, 2006.

Company Hosting Investor Conference Call

NorthWestern will host an investor conference call today (Thursday, May 4, 2006) at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) to review its financial results for the quarter ended March 31, 2006.

The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Investor Information” heading. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call.

A telephonic replay of the call will be available beginning at 2:30 p.m. ET on May 4, 2006, through June 4, 2006, at 800-475-6701, access code 826088.

About NorthWestern Energy

NorthWestern Energy is one of the largest providers of electricity and natural gas in the Upper Midwest and Northwest, serving more than 628,500 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company’s Web site at www.northwesternenergy.com.

SPECIAL NOTE REGARDING FORWARD—LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof. Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•             the effect of the definitive agreement to sell NorthWestern to Babcock & Brown Infrastructure Limited (BBI), including the consummation of the sale or the termination of the definitive agreement;

•             our ability to avoid or mitigate adverse rulings or judgments against us in our pending litigation arising from our bankruptcy proceeding, the formal investigation being conducted by the Securities and Exchange Commission (SEC), the City of Livonia class action and derivative action, and the Harbinger action contesting our shareholder rights plan;

•             unanticipated changes in availability of trade credit, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which would adversely affect our liquidity;

•

unscheduled generation outages or forced reductions in output, maintenance or repairs which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs;

•             adverse changes in general economic and competitive conditions in our service territories; and

•             potential additional adverse federal, state, or local legislation or regulation or adverse determinations by regulators could have a material adverse affect on our liquidity, results of operations and financial condition.

In addition, we may not be able to complete the proposed transaction with BBI on the terms summarized above or other acceptable terms, or at all, due to a number of factors, including the failure to obtain approval of our stockholders, regulatory approvals or to satisfy other customary closing conditions. Our Annual Report on Form 10-K, recent and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or publicly update any forward-looking statements for any reason.

Important Legal Information

In connection with the proposed transaction with BBI, Northwestern Corporation will file a proxy statement with the Securities and Exchange Commission. Before making any voting or investment decision, investors and security holders of Northwestern Corporation are urged to carefully read the entire proxy statement, when it becomes available, and any other relevant documents filed with the Securities and Exchange Commission, as well as any amendments or supplements to those documents, because they will contain important information about the proposed transaction.

A definitive proxy statement will be sent to the stockholders of Northwestern Corporation in connection with the proposed transaction. Investors and security holders may obtain a free copy of the proxy statement (when available) and other documents filed by Northwestern Corporation at the Securities and Exchange Commission’s Web site at http://www.sec.gov. The proxy statement and such other documents may also be obtained for free from Northwestern Corporation by directing such request to Northwestern Corporation, 125 South Dakota Avenue. Sioux Falls, SD 57104, Attention: Dan Rausch, Director of Investor Relations, telephone: (605) 978-2902.

Northwestern Corporation, its directors, executive officers and other members of its management, employees, and certain other persons may be deemed to be participants in the solicitation of proxies from Northwestern Corporation stockholders in connection with the proposed merger. Information about the interests of Northwestern Corporation’s participants in the solicitation is set forth in Northwestern Corporation’s proxy statements and Annual Reports on Form 10-K, previously filed with the Securities and Exchange Commission, and in the proxy statement relating to the transaction when it becomes available.

NORTHWESTERN CORPORATION
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2006	2005
ASSETS
Current Assets	$260,134	$313,493
Property, Plant and Equipment, Net	1,414,154	1,409,205
Goodwill	435,076	435,076
Regulatory Assets	199,908	204,466
Other Noncurrent Assets	50,171	38,163
Total assets	$2,359,443	$2,400,403

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities	$244,256	$268,204
Current Maturities of Long-term Debt	156,934	156,455
Long-term Debt	536,964	586,515
Noncurrent Regulatory Liabilities	174,476	170,744
Other Noncurrent Liabilities	495,888	480,990
Total liabilities	1608,518	1,662,908

Total shareholders’ equity	750,925	737,495
Total liabilities and shareholders’ equity	$2,359,443	$2,400,403

NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2006	2005

Operating Revenues	$361,482	$332,117
Cost of Sales	219,672	187,405
Gross Margin	141,810	144,712
Operating Expenses
Operating, general and administrative	61,327	56,655
Property and other taxes	19,465	18,205
Depreciation	18,829	18,690
Reorganization Items	0	3,363
Total Operating Expenses	99,621	96,913

Operating Income	42,189	47,799

Interest Expense	(14,436)	(16,342)
Investment Income and Other	5,270	607
Income from Continuing Operations
Before Income Taxes	33,023	32,064
Provision for Income Taxes	(12,048)	(13,670)
Income from Continuing Operations	20,975	18,394
Discontinued Operations,
Net of Taxes	50	524
Net Income	$21,025	$18,918

Average Common Shares Outstanding	35,584	35,611

Basic Earnings per Average Common Share
Continuing operations	$0.59	$0.52
Discontinued operations	—	0.01
Basic	$0.59	$0.53

Diluted Earnings per Average Common Share
Continuing operations	$0.58	$0.52
Discontinued operations	—	0.01
Diluted	$0.58	$0.53

Dividends Declared per Average Common Share	$0.31	$0.22

NORTHWESTERN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2006	2005

Operating Activities
Net Income	$21,025	$18,918
Noncash Items	27,192	27,498
Changes in operating assets and liabilities	29,410	58,103
Cash Flows Provided by Continuing Operations	77,627	104,519

Cash Flows Used in Investing Activities	(527)	(59,734

Cash Flows Used in Financing Activities	(72,809)	(29,421)

Change in net assets of discontinued operations	4,979	(8)

Increase in Cash and Cash Equivalents	9,270	15,356
Cash and Cash Equivalents, beginning of period	2,691	17,058
Cash and Cash Equivalents, end of period	$11,961	$32,414

NORTHWESTERN CORPORATION
REGULATED SEGMENTS
(in millions)

REGULATED ELECTRIC SEGMENT

	Three Months Ended
	March 31
	2006	2005	Change	Change %

Electric supply revenue	$81.0	$69.8	$11.2	16.0%
Transmission and distribution revenue	71.8	70.9	0.9	1.3%
Rate schedule revenue	152.8	140.7	12.1	8.6%
Transmission	10.2	9.2	1.0	10.9%
Wholesale	3.0	2.6	0.4	15.4%
Miscellaneous	2.1	1.9	0.2	10.5%
Total Revenues	168.1	154.4	13.7	8.9%

Supply costs	84.4	64.6	19.8	30.7%
Wholesale	1.0	0.9	0.1	11.1%
Other cost of sales	3.7	4.6	(0.9)	(19.6)%
Total Cost of Sales	89.1	70.1	19.0	27.1%

Gross Margin	$79.0	$84.3	$(5.3)	(6.3)%
% Gross Margin/Revenue	47.0%	54.6%

REGULATED NATURAL GAS SEGMENT

	Three Months Ended
	March 31
	2006	2005	Change	Change %

Gas supply revenue	$112.4	$87.2	$25.2	28.9%
Transportation, distribution
and storage revenue	33.9	35.8	(1.9)	(5.3)%
Rate schedule revenue	146.3	123.0	23.3	18.9%
Transportation and storage	4.4	4.3	0.1	2.3%
Wholesale revenue	5.7	10.1	(4.4)	(43.6)%
Miscellaneous	2.0	1.2	0.8	66.7%
Total Revenues	158.4	138.6	19.8	14.3%

Supply costs	112.6	87.2	25.4	29.1%
Wholesale supply costs	5.7	10.1	(4.4)	(43.6)%
Other cost of sales	0.9	1.1	(0.2)	(18.2)%
Total Cost of Sales	119.2	98.4	20.8	21.1%

Gross Margin	$39.2	$40.2	$(1.0)	(2.5)%
% Gross Margin/Revenue	24.7%	29.0%

NORTHWESTERN CORPORATION
UNREGULATED SEGMENTS
(in millions)

UNREGULATED ELECTRIC SEGMENT

	Three Months Ended
	March 31
	2006	2005	Change	Change %

Total Revenues	$24.8	$21.5	$3.3	15.3%

Total Cost of Sales	3.4	3.4	$—	0%

Gross Margin	$21.4	$18.1	$3.3	18.2%
% Gross Margin/Revenue	86.3%	84.2%

UNREGULATED NATURAL GAS SEGMENT

	Three Months Ended
	March 31
	2006	2005	Change	Change %

Total Revenues	$34.7	$50.3	$(15.6)	(31.0)%

Supply Costs	32.0	47.8	$(15.8)	(33.1)%

Gross Margin	$2.7	$2.5	$0.2	8.0%
% Gross Margin/Revenue	7.8%	5.0%

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